Acorn Energy Announces Third Quarter and Nine Month 2015 Results

WILMINGTON, Del., September 16, 2015 Acorn Energy, Inc. (OTCQB: ACFN), today announced the results for the third quarter and nine-month periods ended September 30, 2015.

For the third quarter ended September 30, 2015, revenues were $4.8 million compared to $5.2 million in the third quarter of 2014. The net loss for the third quarter of 2015 was $2.8 million or $0.10 per share vs. $3.8 million or $0.17 per share in the comparable 2014 period. Third quarter 2015 loss includes a non-cash impairment charge of $712,000 ($0.03 per share) .

For the nine-month 2015 period, revenues were $14.2 million compared to $14.3 million in the 2014 nine-month period. The net loss was $8.7 million or $0.33 per share in 2015 vs. $13.7 million or $0.62 per share in 2014. Nine month 2015 losses include a non-cash impairment charge of $1,562,000 ($0.06 per share). Backlog at the end of the third quarter was $25.2 million.

John Moore, CEO of Acorn Energy said, “Our DSIT business grew revenue and gross profit and continued its second straight quarter of profitability. DSIT has been very busy around the world conducting demonstrations of its products. New customer awards have been slowed by the low price of oil that has been punishing our customers that are primarily national oil companies.

In the third quarter GridSense management has made substantial progress in solving operational issues with both our TIQ products and LIQ products in major domestic and international deployments. These repairs cost us substantial cash and had a significant negative impact on our operating results. In each case we now have referenceable customers and expect follow-on orders in 2016.

OmniMetrix invested heavily in the sales development of our corrosion protection product line and has expanded our customer list. One of our Directors invested $500,000 for a 10% interest in OmniMetrix. This $5 million pre-money valuation for one of our assets is a contrast to the $8 million total enterprise value of Acorn. The cash from this investment was used as working capital at OmniMetrix and to partially pay down Acorn’s loan balance to OmniMetrix.

Both GridSense and OmniMetrix built their sales pipeline which I believe will be the basis of a very strong 2016.

Our liquidity is very tight and we are working to reduce costs and raise additional working capital through additional sales of minority strategic interests in our operating businesses.”

DSIT

DSIT, headquartered in Israel, is a leading developer of underwater sonar detection systems to protect harbors, ships and waterside installations, as well as off-shore multi-million dollar oil and gas rigs. As of September 30, 2015 backlog was $22.7 million.

DSIT revenue for the third quarter increased 8% to $3,616,000 versus the prior year period. Revenue for the nine month period ended September 30, 2015 was up 12% to $10,068,000 compared to the nine month period of the prior year. Gross profit margins were 38% for the three month period ending September 30, 2015 vs. 34% in 2014. Gross profit margins were 35% in the nine month period ended September 30, 2015 vs. 28% for the comparable nine months of 2014.

GridSense®

GridSense develops and markets remote monitoring systems for electric utilities worldwide. The company’s focus is on fault detection on powerlines and transformers and the prevention of power outages.

GridSense revenue for the third quarter 2015 was $374,000 as compared to the second quarter 2015 revenue of $702,000. Nine month revenue in 2015 was $1,984,000 compared to $3,362,000 in the nine months of 2014. The quarterly and nine-month decreases were a result of reduced backlog entering 2015 combined with a reduced sales force in place in early 2015. In addition its gross margins decreased to a negative 6% from a positive 28% for the comparable nine month periods. Gross margins were negatively impacted due to unexpected costs of field repairs of units sold in earlier large deployments, without which, GridSense’s margins would have been 35%.

GridSense’s management has realigned sales and engineering to focus on those products with the most marketplace traction such as Transformer IQ, the Line IQ and GridInSite.

OmniMetrix®

OmniMetrix has developed the most advanced systems for wirelessly and remotely monitoring back-up generators and devices for monitoring and control of corrosion protection systems on gas pipelines for gas utilities and pipeline companies. The company generates recurring monitoring revenue from its in-field equipment. Monitoring revenue represented 68% of 2015 revenue.

Revenue for the nine months was $2,149,000 compared to $2,001,000 in the nine months of 2014. Third quarter 2015 revenue was $786,000 up 14% compared to $690,000 for second quarter of 2015.

OmniMetrix is in partnership discussions with companies which are marketing to military and government agencies for protecting critical installations with emergency and backup power. There is an increasing need because of potential attacks, natural disasters and cybersecurity threats.

Conference Call Information

Acorn Energy will host an investor call on Tuesday, November 17, 2015 at 11am EST to discuss its third quarter 2015 results and developments. Participants can pre-register for the conference call by accessing this link http://dpregister.com/10076378. Pre-registering gives one immediate entry into the call, zero wait time and will automatically populate your Outlook calendar with an invitation.

Participants that would like to join the conference call, but have not registered, can do so by dialing US Toll Free (866) 652-5200, International Dial in (412) 317-6060 and asking for the “Acorn Energy Conference Call” (no pass code required). If you are unable to participate in the live call, a digital replay of the call will be available two hours after the end of the live call through 9:00am ET December 18, 2015 by dialing (877) 344-7529 or International (412) 317-0088 and entering access code 10076378.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose three portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency—factors which can lead to greater profitability. GridSense® provides monitoring for all critical points along the electricity delivery system. OmniMetrix™ remotely monitors and controls critical equipment, primarily in the form of emergency back-up power generation systems and gas pipeline corrosion protection systems to increase their reliability and enable regulatory compliance. DSIT provides security solutions from underwater threats to naval and marine based energy assets. For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy’s business generally and the businesses of its subsidiaries is included in “Risk Factors” in the Company’s Form 10-K filed by the Company with the Securities and Exchange Commission.

Investor & Press Contact:
John A. Moore
Acorn Energy
(302) 656-1707

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2015	2014	2015	2014
Revenues:
Projects	$9,860	$8,695	$3,556	$3,249
Products	2,683	4,240	620	1,474
Services	1,658	1,410	600	445
Total revenues	14,201	14,345	4,776	5,168
Cost of sales:
Projects	6,428	6,262	2,176	2,136
Products	2,793	3,088	1,046	974
Services	365	356	123	125
Total cost of sales	9,586	9,706	3,345	3,235
Gross profit	4,615	4,639	1,431	1,933
Operating expenses:
Research and development expenses, net of credits	1,635	2,135	434	677
Selling, general and administrative expenses	8,681	9,134	2,902	2,690
Impairments	1,562	—	712	—
Provision for loss – channel partner	—	649	—	—
Restructuring and related charges	—	294	—	96
Total operating expenses	11,878	12,212	4,048	3,463
Operating loss	(7,263)	(7,573)	(2,617)	(1,530)
Finance income (expense), net	(260)	(65)	(166)	81
Loss before income taxes	(7,523)	(7,638)	(2,783)	(1,449)
Income tax expense	(47)	(125)	(58)	(12)
Net loss from continuing operations	(7,570)	(7,763)	(2,841)	(1,461)
Income (loss) from discontinued operations, net of income taxes	(1,173)	(6,881)	208	(2,687)
Net loss	(8,743)	(14,644)	(2,633)	(4,148)
Non-controlling interest share of net (income) loss – continuing operations	(29)	98	(46)	(40)
Non-controlling interest share of net (income) loss – discontinued operations	98	866	(77)	339
Net loss attributable to Acorn Energy, Inc. shareholders	$(8,674)	$(13,680)	$(2,756)	$(3,849)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:
Continuing operations	$(0.29)	$(0.35)	$(0.10)	$(0.06)
Discontinued operations	(0.04)	(0.27)	—	(0.11)
Total attributable to Acorn Energy, Inc. shareholders	$(0.33)	$(0.62)	$(0.10)	$(0.17)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	26,629	22,184	26,933	22,190

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2015	As of December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$532	$4,821
Restricted deposits	2,866	467
Escrow deposit	100	-
Accounts receivable, net of provisions for doubtful accounts of $36 and $143 at September 30, 2015 and December 31, 2014, respectively	5,125	4,902
Unbilled revenue	6,456	7,890
Inventory	1,169	1,374
Other current assets	1,908	1,813
Current assets - discontinued operations	-	143
Total current assets	18,156	21,410
Property and equipment, net	1,023	1,080
Severance assets	3,492	3,256
Restricted deposit	3,690	650
Intangible assets, net	-	1,211
Goodwill	512	1,031
Other assets	785	905
Total assets	$27,658	$29,543
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$3,060	$4,419
Leap Tide loan payable, net of discount	1,564	$-
Accounts payable	3,602	2,187
Accrued payroll, payroll taxes and social benefits	1,641	1,584
Deferred revenue	5,947	1,634
Other current liabilities	3,456	3,028
Current liabilities - discontinued operations	-	4,693
Total current liabilities	19,270	17,545
Non-current liabilities:
Accrued severance	4,854	4,594
Other long-term liabilities	1,066	1,011
Total non-current liabilities	5,920	5,605
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –28,127,511 shares at September 30, 2015 and December 31, 2014, respectively	281	272
Additional paid-in capital	98,823	97,607
Warrants	1,641	1,641
Accumulated deficit	(95,266)	(86,592)
Treasury stock, at cost – 801,920 shares at September 30, 2015 and December 31, 2014	(3,036)	(3,036)
Accumulated other comprehensive loss	(332)	(212)
Total Acorn Energy, Inc. shareholders’ equity	2,111	9,680
Non-controlling interests	357	(3,287)
Total equity	2,468	6,393
Total liabilities and equity	$27,658	$29,543